STOCK PURCHASE AGREEMENT

between
WARREN F. FLORKIEWICZ
and

FFI COMPASS, INC.
dated as of
January 18, 2018

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of January 18, 2018, is entered into between Warren F. Florkiewicz (“Seller”) and FFI Compass, Inc., a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value One Dollar ($1.00) (the “Shares”), of Foam Fabricators, Inc., a Delaware corporation (the “Company”); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions. The following terms have the meanings specified or referred to in this Section 1.01:

“Action” has the meaning set forth in Section 3.13(a).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 6.09(c).
“Anticorruption Laws” has the meaning set forth in Section 3.14(c).
“Arbitrator” has the meaning set forth in Section 2.07(b).
“Audited Financial Statements” has the meaning set forth in Section 3.06.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Base Cash Purchase Price” has the meaning set forth in Section 2.03(a).
“Benefit Plan” has the meaning set forth in Section 3.16(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 6.04(a).
“Buyer Indemnified Party” has the meaning set forth in Section 8.02.
“Cash” shall mean the aggregate amount of all cash, cash equivalents, marketable securities and instruments and deposits of the Company Group, including the amount of all checks and other wire transfers and drafts deposited to the account of the Company Group, reduced by any cash in reserve accounts, escrowed cash, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, bank overdrafts and outstanding uncleared checks, drafts and wire transfers of the Company Group, in each case, determined in accordance with GAAP.
“Closing” has the meaning set forth in Section 2.10.
“Closing Cash Purchase Price” has the meaning set forth in Section 2.03(a).
“Closing Date” has the meaning set forth in Section 2.10.
“Closing Date Balance Sheet” means the unaudited consolidated balance sheet of the Company Group as of 11:59 P.M. Eastern Time on the Business Day immediately prior to the Closing Date.
“Closing Date Statement” has the meaning set forth in Section 2.06.
“Closing Payment” has the meaning set forth in Section 2.04(b).
“Closing Statement” has the meaning set forth in Section 2.03(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in Section 3.02(a).
“Company” has the meaning set forth in the recitals.
“Company Group” means the Company, the Subsidiary and the Mexican Subsidiaries.
“Company Group Continuing Employee” has the meaning set forth in Section 6.04(a).
“Company Group Intellectual Property” has the meaning set forth in Section 3.11(a).
“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company Group or any of their respective employees, consultants or advisors, as the case may be, that relates to the business, products, operations, financial condition, services, research or development of the Company Group or their respective customers, vendors, suppliers, independent contractors or other business relations, including: (i) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company Group or its Affiliates, their respective customers and their respective confidential information; (iii) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; and (iv) information related to Intellectual Property of the Company Group and updates of any of the foregoing; provided, however, that “Confidential Information” shall not include any information that is or becomes generally available to the public other than as a result of Seller’s or any of its Affiliate’s acts or omissions.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 5, 2017, between Buyer and the Company.
“Contract” means any agreement, understanding, arrangement, or contract, whether written or oral, and, in each case, any amendments thereto.
“Data Room” means the electronic documentation site established by Intralinks on behalf of Seller containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 9.01(b).
“Employees” means those Persons employed by the Company Group immediately prior to the Closing.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability or responsibility arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to contamination or pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with the Company Group is treated as under common control or as a single employer for purposes of Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means U.S. Bank, N.A.
“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit A (as such form may be revised before execution to reflect comments received from the Escrow Agent which are reasonably acceptable to Buyer and Seller).
“Escrow Amount” has the meaning set forth in Section 2.04(a).
“Estimated Cash” has the meaning set forth in Section 2.03(b).
“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.03(b).
“Estimated Outstanding Indebtedness” has the meaning set forth in Section 2.03(b).
“Estimated Transaction Payments” has the meaning set forth in Section 2.03(b).
“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.03(b).
“Excess Purchase Price” has the meaning set forth in Section 2.08(b).
“FCPA” has the meaning set forth in Section 3.14(c).
“Final Cash” has the meaning set forth in Section 2.07(c).
“Final Closing Cash Purchase Price” has the meaning set forth in Section 2.05(d).
“Final Closing Date Statement” has the meaning set forth in Section 2.07(c).
“Financial Statements” has the meaning set forth in Section 3.06.
“Foam Fab Mexico” mean Foam Fabricators Mexico, S. de R.L. de C.V. a Mexican limited liability company.
“Foam Fab Queretaro” mean Foam Fabricators Queretaro, S. de R.L. de C.V. a Mexican limited liability company.
“Foam Fab Services” mean Foam Fabricators Services, S. de R.L. de C.V. a Mexican limited liability company.
“Fundamental Representations and Warranties” means the representations and warranties made in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(c), Section 3.04, and Section 3.20.
“Funded Outstanding Indebtedness” has the meaning set forth in Section 2.04(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products such as hydraulic oils, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, pentane, solvents, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to the Company Group: (a) any obligation of the Company Group for borrowed money, whether or not reflected on the face of the balance sheet contained in the Financial Statements, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness prepaid or becoming due as a result of the transactions contemplated by this Agreement; (b) any unpaid interest and bank fees owing on any such indebtedness described in clause (a); (c) obligations in respect of purchase money liens and capitalized leases (calculated in accordance with GAAP or otherwise); (d) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (e) any severance payments or similar obligations to be paid by the Company Group to any of their respective employees, contractors or consultants in connection with the transactions contemplated hereby or the termination of employment or other arrangement associated therewith; (f) any payment obligation under any existing interest rate foreign exchange or other swap, hedge or other financial derivative instruments or agreement entered into by the Company Group; (g) any liability of the Company Group in connection with the payment of Taxes for any pre-Closing profits; (h) any unearned or deferred revenue, calculated in accordance with GAAP, consistently applied; (i) any accounts payable overdue by 90 days or more; (j) the amount of any guarantees of Indebtedness of any other Person; (k) all obligations for the deferred purchase price of property (which term does not include payments for leased property) or services (excluding accounts payable in the Ordinary Course of Business); (l) any liability of the Company Group for Taxes that will result from the repatriation of Cash of any foreign Subsidiary to the Company following the Closing; (m) any liabilities for bonus amounts, severance, continuation payments or change-of-control payments that have been or should have been accrued for or are payable to the equity holders or employees of any member of the Company Group as of the Closing Date, including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto; (n) all liabilities for unpaid cash balance plan, 401(k) contributions (including any underfunded portion thereof), deferred compensation plan, unfunded or underfunded benefit plans or arrangements and the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto; (o) any liability of the Company Group in connection with the payment of property Taxes with respect to the Fort Madison property lease; and (p) all accrued and unpaid interest, premiums, penalties and breakage costs with respect to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.04.
“Indemnifying Party” has the meaning set forth in Section 8.04.
“Independent Accountant” means the office of an impartial nationally recognized firm of independent certified public accountants (other than Seller’s accountants or Buyer’s accountant) as appointed by the mutual agreement of Buyer and Seller.
“Insurance Policies” has the meaning set forth in Section 3.12.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules, in each case after reasonable inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority that is applicable to Company Group business in the U.S. and abroad.
“Liabilities” means all liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, or matured or unmatured.
“Loss or Losses” means, without duplication, all losses, claims, Taxes, demand, judgment, awards, damages, Liabilities, deficiency, penalty, costs or expenses, including attorneys’ fees and expenses, amounts paid in investigation or defense, and amounts paid in settlement of any of the foregoing.
“Maquila IMMEX Program” has the meaning set forth in Section 3.22(d).
“Maquila Law” has the meaning set forth in Section 3.22(d).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would be reasonably expected to be, materially adverse to (a) the business, results of operations, financial condition or assets of the Company Group, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter which Buyer has actual awareness on the date hereof as a result of its review of information provided by Seller in the Data Room or obtained from oral discussions from the Company Group; (vii)  any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company Group; (ix) any natural or man-made disaster or acts of God; or (ix) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customer” has the meaning set forth in Section 3.18(a).
“Material Supplier” has the meaning set forth in Section 3.18(b).
“Mexican Subsidiaries” means Foam Fabricators Mexico, S. de R.L. de C.V., Foam Fabricators Services, S. de R.L. de C.V. and Foam Fabricators Queretaro, S. de R.L. de C.V.
“Mexico Employee Benefit Plans” means each “employee benefit plan” as defined in the Mexican Federal Labor Law and/or Social Security Law, each bonus, fringe benefit, incentive, stock option, deferred compensation, employment, consulting, seniority, severance and all other employee benefit plans, programs, policies, agreements and arrangements, whether oral or written and whether or not covered by the Mexican Federal Labor Law and/or Social Security Law (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement).
“Non-Competition Agreement” has the meaning set forth in Section 7.02(j).
“Objection Notice” has the meaning set forth in Section 2.07(a).
“Ordinary Course of Business” means, when used with reference to the Company Group, any action taken by or omission of a Person with respect to the Company Group that is consistent with past practice and similar in nature and magnitude to actions taken in the normal day-to-day operations of the Company Group consistent with past practices and not taken or omitted in contemplation of the transactions contemplated hereby, except to the extent contemplated or required by this Agreement.
“Outstanding Indebtedness” means any Indebtedness of the Company Group that is outstanding as of 11:59 P.M. Eastern Time on the Business Day immediately prior to the Closing, to the extent such Indebtedness is not included as a “Current Liability” in the calculation of Working Capital.
“Permits” means all federal, state and local permits, licenses, franchises, bonds, approvals, certificates, registrations, accreditations and other authorizations and consents required to be obtained from Governmental Authorities.
“Permitted Claims” has the meaning set forth in Section 8.04(a).
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Period” has the meaning set forth in Section 3.19(a)(vii).
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).
“Real Property” means the real property owned, leased or subleased by the Company Group, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remaining Excess Amount” has the meaning set forth in Section 2.08(b).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy obtained by Buyer.
“Section 338(h)(10) Election” has the meaning set forth in Section 6.09(a).
“S Corp” has the meaning set forth in Section 3.19(a).
“S Corp Subsidiary” has the meaning set forth in Section 3.19(a).
“Seller” has the meaning set forth in the preamble.
“Seller’s Fraud” means an actual and intentional fraud by Seller with respect to the making of the representations and warranties pursuant to ARTICLE III; provided, that such actual and intentional fraud by Seller shall only be deemed to exist if any of the individuals included in the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made pursuant to ARTICLE III as qualified by the Seller Disclosure Schedule were actually breached when made and were made with the express intention that Buyer rely thereon to its detriment. For purposes of this Agreement, “Fraud” shall only include common law liability for fraud with respect to the making of the representations and warranties pursuant to ARTICLE III and shall exclude equitable fraud, promissory fraud, unfair dealings fraud and any other fraud based claim.
“Shares” has the meaning set forth in the recitals.
“Subsidiary” means Foam Fab, Inc.
“Subsidiary Shares” means all shares of the Subsidiary and the Mexican Subsidiaries as set forth in Section 3.04 of the Disclosure Schedules.
“Target Working Capital” means $27,065,000.

“Tax(es)” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, escheat, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 8.05(a).
“Transaction Payment” means all costs and expenses incurred or to be incurred at or before Closing and payable by or on behalf of the Company Group (including such fees and expenses incurred by Seller if and to the extent payable by the Company Group) in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby and thereby and the Closing, including payments to all attorneys, accountants, actuaries, consultants, experts, investment bankers or other professionals, if any, engaged by or on behalf of the Company Group in connection with this Agreement and the transactions contemplated hereby.
“Transaction Payment Schedule” has the meaning set forth in Section 2.03.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Working Capital” shall be computed using the methodologies set forth in Section 1.01(c) of the Disclosure Schedules as of 11:59 P.M. Eastern Time. Section 1.01(c) of the Disclosure Schedules sets forth the calculation of the Target Working Capital and the line items of the balance sheet included in the Financial Statements to be used for calculation of the Estimated Working Capital Adjustment Amount, with any exclusions from such line items noted. For avoidance of doubt, Working Capital shall not include any item included within Indebtedness.
“Working Capital Adjustment Amount” means: (a) if the Working Capital exceeds the Target Working Capital, a positive number equal to the amount by which the Working Capital exceeds the Target Working Capital, and (b) if the Target Working Capital exceeds the Working Capital, a negative number equal to the amount by which the Target Working Capital exceeds the Working Capital.
“Working Capital Escrow Amount” means an amount equal to $1,500,000.

ARTICLE II
PURCHASE AND SALE

Section 2.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02     Purchase Price. The aggregate purchase price for the Shares shall be set forth in this Article II (the “Purchase Price”). Buyer and Seller agree to allocate the Purchase Price for tax purposes as provided in Section 6.10.

Section 2.03    Consideration; Payment.
(a)The Purchase Price shall be an amount to be paid at the Closing (the “Closing Cash Purchase Price”) equal to: (A) $247,500,000 (the “Base Cash Purchase Price”), minus (B) the aggregate amount of the Estimated Outstanding Indebtedness, plus (C) the Estimated Working Capital Adjustment Amount (it being understood that if the Estimated Working Capital Adjustment Amount is a negative number, its net effect shall be for it to be subtracted from the Base Cash Purchase Price in the calculation of the Closing Cash Purchase Price), plus (D) the amount of the Estimated Cash in excess of $0.00, minus (E) the amount of Estimated Cash less than $0.00, minus (F) the Transaction Payments. The Closing Cash Purchase Price shall be subject to increase or decrease after the Closing in accordance with Section 2.05.
(b)The Closing Cash Purchase Price shall be estimated in good faith by the Company, and each component incorporated into the estimated Closing Cash Purchase Price shall be estimated as of the Closing. At least five days before the Closing Date, the Company shall deliver to Buyer a certificate executed on behalf of the Company by the Chief Financial Officer of the Company (the “Closing Statement”) setting forth such estimate and indicating in detail the basis for the estimate, including an estimate as of the Closing of: (i) the Closing Date Balance Sheet (the “Estimated Closing Date Balance Sheet”), (ii) the Cash (the “Estimated Cash”) (after accounting for any deductions for the payment by the Company of any Transaction Payments being paid by the Company at or immediately before the Closing that are not reflected on the Transaction Payment Schedule), (iii) the Outstanding Indebtedness (the “Estimated Outstanding Indebtedness”), (iv) the Transaction Payments (the “Estimated Transaction Payments”), and (v) the Working Capital and the Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”). Such certificate shall be accompanied by (A) a schedule showing the portion of the Closing Cash Purchase Price to which Seller is entitled, and (B) appropriate documentation supporting the estimates contained in the Closing Statement. The estimates, calculations and supporting documentation contained in and included with the Closing Statement shall be reasonably satisfactory to Buyer. Subject to the foregoing, the good faith estimate of the Closing Cash Purchase Price in the Closing Statement shall be conclusive for the purposes of the payment to be made by Seller at the Closing, but shall be subject to adjustment after the Closing in accordance with the provisions of Section 2.05.

Section 2.04    Closing Cash Purchase Price. The Closing Cash Purchase Price will be payable by Buyer at Closing as follows:
(a)$1,500,000 of the Closing Cash Purchase Price (the “Escrow Amount”), an amount equal to the Working Capital Escrow Amount, shall be delivered by wire transfer into an interest-bearing escrow account with the Escrow Agent, to be held pursuant to the Escrow Agreement to partially secure any right to any post-Closing adjustment to which Buyer may be entitled pursuant to Section 2.05;
(b)Buyer shall deliver to all third parties, on behalf of the Company Group and the Seller and for their accounts, via wire transfer of immediately available funds to such bank and accounts as are designated by such third parties, any amounts necessary to pay the

Transaction Payments. The Estimated Transaction Payments and the bank, account and other payment information designated by each payee to be paid off at Closing are set forth in Section 2.04(b) of the Disclosure Schedule (the “Transaction Payment Schedule”) to be delivered to Buyer by the Company not less than two Business Days before the Closing, together with related payment invoices from the applicable payees, and Buyer shall pay such unpaid Transaction Payments, on behalf of the Company Group and the Seller, as applicable, at the Closing in accordance with the wiring instructions set forth on the Transaction Payment Schedule;
(c)Buyer shall deliver to those lenders or other creditors of the Company Group, on behalf of the Company Group and for their accounts, via wire transfer of immediately available funds to such bank accounts as are designated by such lenders or other creditors, the amounts necessary to pay off certain Outstanding Indebtedness of the Company Group, outstanding as of the Closing Date, as more specifically described on Section 2.04(c) of the Disclosure Schedule (the “Funded Outstanding Indebtedness”) and in accordance with payoff letters delivered by Seller from the applicable lenders or creditors (the “Payoff Letters”). Each Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any borrowings under such Funded Outstanding Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter, if applicable) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount (or if no amount then outstanding, then upon the execution of such payoff letter), such Outstanding Indebtedness and related instruments evidencing such Funded Outstanding Indebtedness shall be terminated, and (iii) state that all liens and all guarantees in connection therewith relating to the assets and properties of the Company Group securing such Funded Outstanding Indebtedness shall be, upon the payment of the Payoff Amount on the Closing Date (or if the Payoff Amount is zero, then upon the execution of such payoff letter), released and terminated and/or authorize any Company Group or Buyer to terminate the same. For the avoidance of doubt, any Outstanding Indebtedness included in the calculation of the Closing Cash Purchase Price and which is not a Funded Outstanding Indebtedness, shall remain an obligation of the Company after the Closing and Seller shall have no further liability to Buyer with respect thereto.
(d)the balance of the Closing Cash Purchase Price (the “Closing Payment”) shall be paid to Seller in cash at Closing by wire transfer of immediately available funds to such account as shall be designated by Seller for that purpose by written notice to Buyer at least two Business Days before the Closing Date.

Section 2.05    Post-Closing Adjustment. Subsequent to the Closing and subject to this Section 2.05, the Closing Cash Purchase Price shall be:
(a)decreased by the amount (if any) by which the Estimated Cash exceeds the Final Cash as determined pursuant to Section 2.07, or increased by the amount (if any) by which the Final Cash as determined pursuant to Section 2.07 exceeds the Estimated Cash;
(b)increased by the amount (if any) by which the Estimated Outstanding Indebtedness exceeds the Outstanding Indebtedness as finally determined pursuant to Section 2.07, or decreased by the amount (if any) by which the Outstanding Indebtedness as finally determined pursuant to Section 2.07 exceeds the Estimated Outstanding Indebtedness; and
(c)decreased by the amount (if any) by which the Estimated Working Capital Adjustment Amount exceeds the Working Capital Adjustment Amount as finally determined pursuant to Section 2.07, or increased by the amount (if any) by which the Working Capital

Adjustment Amount as finally determined pursuant to Section 2.07 exceeds the Estimated Working Capital Adjustment Amount.
(d)The Closing Cash Purchase Price, as so increased or decreased in accordance with this Section 2.05, shall be the “Final Closing Cash Purchase Price” hereunder.

Section 2.06    Closing Date Statement. Within 90 days after the Closing, Buyer will deliver to Seller a certificate (the “Closing Date Statement”), showing Buyer’s final determination of the Cash as of the Closing Date Balance Sheet, together with the calculation of Working Capital as of the Closing Date, the Working Capital Adjustment Amount as of the Closing Date, Outstanding Indebtedness, Transaction Payments and the Final Closing Cash Purchase Price, which certificate will be accompanied by appropriate documentation supporting the amounts and number proposed in such certificate. If Buyer does not deliver the Closing Date Statement within such 90-day period, then the Closing Statement shall be deemed to be conclusive, final and binding upon the parties. Each party will provide the other reasonable access to all records in its possession that were used in the preparation of the Closing Statement and Closing Date Statement or that may otherwise be necessary for the preparation thereof.

Section 2.07    Conflict Resolution.
(a)Seller will review the Closing Date Statement and will give written notice (an “Objection Notice”) to Buyer of any objections Seller has to the Closing Date Statement within 30 days after receipt. Such notice will set forth Seller’s proposal as to each item to which Seller objects together with appropriate support for such objections. If the Seller does not deliver an Objection Notice within such 30-day period, then the Closing Date Statement shall be deemed to be conclusive, final and binding on the parties. Buyer and Seller will endeavor in good faith to resolve any objections within 30 days after the receipt by Buyer of the Seller’s timely Objection Notice.
(b)If such objections or disputes have not been resolved at the end of such 30-day period, the disputed portion only of the items contained in the Closing Date Statement will be determined within the following 30 days by a nationally-recognized accounting firm mutually agreed upon by Buyer and Seller (the “Arbitrator”), which shall be the exclusive means for resolution of such dispute, provided, that before the parties’ referring any disputed items to the Arbitrator, the applicable party shall pay to the other party any adjustment to the Closing Date Statement or portion thereof that has been agreed to by Buyer and Seller and only those adjustments to the Closing Date Statement or portion thereof that are actually in dispute between Buyer and Seller shall be referred to the Arbitrator.
(c)Seller shall deliver to Buyer (upon request after the giving of any objection to the Closing Date Statement) the work papers of Seller generated in connection with its review of the Closing Date Statement. The determination of the Arbitrator will, with respect to each item in dispute, be within the range for such item as proposed by Buyer in the Closing Date Statement and Seller in the Objection Notice. Upon the mutual agreement of Buyer and Seller, or the decision of the Arbitrator, the Closing Date Statement, as adjusted for matters agreed to by the Parties or as determined by the Arbitrator (the “Final Closing Date Statement”), shall be final, conclusive and binding on the Parties. The statements of Closing Date Balance Sheet, Outstanding Indebtedness, Transaction Payments, Working Capital and Working Capital Adjustment Amount (if any) set forth in the Final Closing Date Statement shall be the “Final Cash”, “Outstanding Indebtedness”, “Working Capital” and “Working Capital Adjustment Amount” for all purposes hereunder. Buyer and Seller will bear equally the expenses of the Arbitrator incurred in connection with such determination.

(d)In resolving any disputed item, the Arbitrator: (i) shall be bound by the provisions of this Section 2.07, (ii) shall limit its decision to such items as are in dispute and (iii) shall make its determination based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review).

Section 2.08    Adjustment.
(a)Within three Business Days after the date on which the Final Closing Date Statement is determined in accordance with Section 2.07, Buyer and Seller shall compute the difference, if any, between the Closing Cash Purchase Price and the Final Closing Cash Purchase Price.
(b)If the Closing Cash Purchase Price exceeds the Final Closing Cash Purchase Price (any such excess, the “Excess Purchase Price”), then Buyer shall be entitled to receive, promptly and in any event within five Business Days an amount in cash, first satisfied from the Working Capital Escrow Amount, equal to the Excess Purchase Price. Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing Escrow Agent to release such portion of the Working Capital Escrow Amount to Buyer in accordance with this Section 2.08 and the Escrow Agreement; provided, that in the event the Excess Purchase Price is greater than the Working Capital Escrow Amount, then Seller shall be required to promptly reimburse Buyer directly for any such excess above the Working Capital Escrow Amount (such excess, the “Remaining Excess Amount”).
(c)If the Closing Cash Purchase Price is less than the Final Closing Cash Purchase Price, then: (i) Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing Escrow Agent to release the entire Working Capital Escrow Amount to Seller, in accordance with this Section 2.08 and the Escrow Agreement; and (ii) Buyer shall promptly and in any event within five Business Days pay Seller, an amount in cash equal to the amount by which the difference between the Final Closing Cash Purchase Price and the Closing Cash Purchase Price.

Section 2.09    Transactions to be Effected at the Closing.
(a)At the Closing, Buyer shall deliver to Seller:
(i)the Closing Cash Purchase Price in accordance with Section 2.03(a) and Section 2.04; and
(ii)the Escrow Agreement and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.
(b)At the Closing, Seller shall deliver to Buyer:
(i)stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;
(ii)the Escrow Agreement and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.10    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:01 A.M., Eastern Time, no later than three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Gibney, Anthony & Flaherty, LLP, 665 Fifth Avenue, New York, NY 10022, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.11    Escrow. At the Closing, Buyer shall deliver to the Escrow Agent the Escrow Amount for deposit into an escrow account in accordance with the terms of the Escrow Agreement. The Escrow Amount so deposited shall be held and applied by the Escrow Agent in accordance with the terms of the Escrow Agreement. Any amounts released from the Working Capital Escrow Amount shall be released only upon a joint written instruction to the Escrow Agent signed by Buyer and Seller, in each case, pursuant to the terms and conditions of this Agreement and the Escrow Agreement.

Section 2.12    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any provision of state, local or non-U.S. Tax Law with respect to the making of such payments. To the extent that amounts are so withheld and paid to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY GROUP

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date.
Section 3.01    Organization, Authority and Qualification.
(a)The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.
(b)The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02    Capitalization.
(a)The authorized capital stock of the Company consists of Three Thousand (3,000) shares of common stock, par value One Dollar ($1.00) (“Common Stock”), of which One Hundred Fifty (150) shares are issued and outstanding and constitute the Shares and of which One Hundred Fifty (150) shares are held in the treasury. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.

(b)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03    Organization, Authority and Qualification of the Subsidiaries.
(a)The Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The only assets owned by the Subsidiary are the ownership interests in the Mexican Subsidiaries as reflected on Section 3.03(a) of the Disclosure Schedules.
(b)The Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
(c)The Mexican Subsidiaries are each a Limited Liability Company duly organized, validly existing and in good standing under the Laws of Mexico and have all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on their business as it is currently conducted.
(d)The Mexican Subsidiaries are each duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by them or the operation of their business as currently conducted makes such licensing or qualification necessary.

Section 3.04    Capitalization of the Subsidiaries.
(a)The authorized capital stock of the Subsidiary and the Mexican Subsidiaries is set forth in Section 3.04(a) of the Disclosure Schedules. All of the Subsidiary Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially as set forth in Section 3.04(a) of the Disclosure Schedules, free and clear of all Encumbrances.
(b)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Subsidiary or Mexican Subsidiaries or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Subsidiary or the Mexican Subsidiaries. Neither the Subsidiary nor the Mexican Subsidiaries have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Shares.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of the Company Group; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company Group or to any Real Property; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company Group in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.05 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filing or notices which, in the aggregate, would not have a material effect on the business or the assets of the Company Group.

Section 3.06    Financial Statements.
(a)Copies of the Company Group’s audited financial statements consisting of the balance sheet of the Company Group as at December 31 in each of the years 2016, 2015, and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company Group as at November 30, 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eleven month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer in the Data Room. The balance sheet of the Company Group as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company Group as of November 30, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
(b)Except as set forth on Section 3.06(b) of the Disclosure Schedules, the Financial Statements (including the related notes and schedules) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, (ii) fairly present in all material respects the financial condition of the Company Group as of the respective dates they were prepared and the results of the operations of the Company Group for the periods indicated, (iii) contain and reflect reasonable reserves for all reasonably anticipated losses, costs and expenses, in accordance with GAAP, (iv) have been derived from and are in material agreement with the books and accounting records of the Companies and represent only actual, bona fide transactions, and (v) have been prepared in a manner consistent with past practices of the Company Group.
(c)All accounts receivable of the Company Group (i) are bona fide and valid receivables arising from sales actually made or services actually ýperformed and were incurred in the ordinary course of business,(ii) are properly reflected on the Company Group’s books and records and balance sheets in accordance with GAAP and (iii) are not subject to any setoffs, counterclaims, credits or other offsets, and are current, subject only to the reserve for bad debts set forth on the face of the Interim Balance Sheet (rather than in the notes thereto) and adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group. No Person has any lien on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company Group with respect to any accounts receivable other than in the Ordinary Course of Business.

(d)The Company Group’s inventory is comprised exclusively of items of a quality usable or saleable by the Company Group, as applicable, in the Ordinary Course of Business (net of any applicable reserves set forth in the Interim Balance Sheet or Closing Date Balance Sheet) and is in quantities that are consistent with the quantities of inventory held by the Company Group in the Ordinary Course of Business.

Section 3.07    Undisclosed Liabilities. The Company Group has no liabilities, obligations or commitments required to be reflected on a balance sheet, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law or any Action) and which are not material in amount.

Section 3.08    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth in Section 3.08 of the Disclosure Schedules, from December 31, 2016 until the date of this Agreement, the Company Group has operated in the Ordinary Course of Business consistent with past practices in all material respects and there has not been, with respect to any member of the Company Group, any:
(a)event, occurrence, change, effect or development that, individually or in combination with any other event, occurrence, change, effect or development, has had or would reasonably be expected to have a Material Adverse Effect;
(b)amendment of the charter, by-laws or other organizational documents of any member of the Company Group;
(c)split, combination or reclassification of any shares of the capital stock of any member of the Company Group;
(d)issuance, sale or other disposition of any of capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock of any member of the Company Group;
(e)declaration or payment of any dividends or distributions on or in respect of any capital stock or redemption, purchase or acquisition of capital stock of any member of the Company Group, except for tax dividends that the Company determines are reasonably necessary to enable the Seller to pay Taxes or estimated Taxes on income of the Company;
(f)material change in any method of accounting, cash management practice or accounting practice of the Company Group, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g)incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $100,000.00, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;
(h)sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the Ordinary Course of Business and except for any assets having an aggregate value of less than $100,000.00;
(i)increase in the compensation of any current or former Employees (except in the Ordinary Course of Business);
(j)closure of any facility or other layoff of employees that could implicate the WARN Act;

(k)adoption, amendment, termination or modification of any Benefit Plan;
(l)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $100,000.00;
(m)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(n)failure to pay or perform any of its material obligations when and to the extent due, other than pursuant to a good faith defense or right of set off;
(o)entering into, amendment or termination of any Material Contract, notice of termination (or, to the Seller’s Knowledge, any threat of termination) of or default under any Material Contract or written notice from another Person that any such Material Contract is unenforceable, or changes in any significant respect to any business practice (in anticipation of the transactions contemplated hereby or otherwise);
(p)disclosure of any trade secret or Confidential Information to any Person except on terms requiring that Person to maintain the confidentiality of, and preserving all rights of the Company Group in, such Confidential Information;
(q)any material damage, destruction or other casualty loss with respect to material property owned by the Company Group or waiver of any rights of material value;
(r)incurrence, authorization or commitment to make any capital expenditure (or series of related capital expenditures) that exceeds $100,000 in the aggregate;
(s)(i) election or changes to any election in respect of Taxes, (ii) adoption or change to any method of accounting or annual reporting, (iii) settlement or compromise of any federal, state, local or non-U.S. Tax Liability, claim or assessment, (iv) filing any amended Tax return, (v) entering into any closing agreement relating to any Tax, (vi) agreement to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) failure to pay any Tax when due and payable, (viii) surrender of any right to claim a Tax refund or (ix) any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(t)failure to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage;
(u)institution of (or receipt of notice of any institution of) any material litigation, settlement or agreement to settle any material litigation, action, proceeding or investigation before any Governmental Authority;
(v)(x) transfer, termination, cancellation or material adverse amendment to any Permit (whether voluntary or involuntary), (y) receipt of notice of termination, revocation, cancellation or material adverse amendment of the terms of any Permit (whether voluntary or involuntary), or (z) violation of the terms of any material Permit; or
(w)any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09    Material Contracts.

(a)Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company Group (collectively, the “Material Contracts”):
(i)all Leases listed in Section 3.10(b) of the Disclosure Schedules;
(ii)all Contracts of the Company Group involving aggregate consideration in excess of $100,000.00 or requiring performance by any party more than one year from the date hereof;
(iii)all Contracts that cannot be terminated by the Company Group on less than 90 days’ notice without penalty or payment of damages involving aggregate consideration in excess of $50,000.00;
(iv)all employment or consulting Contracts under which an employee or contractor of the Company Group is entitled to receive annual compensation in excess of $100,000.00;
(v)all material Contracts prohibiting the Company Group from freely engaging in any material business, granting most favored nation pricing or exclusive rights to a counterparty or requiring it to purchase all or substantially all of its requirements for a product or service from a particular Person;
(vi)all license agreements or other Contracts pursuant to which the Company Group (A) grants any Person the right to use any Intellectual Property owned by the Company Group; (B) is granted a license to use Intellectual Property owned by any other Person; or (C) agrees to terms that affect its ability to use, own, license, transfer, enforce or disclose any Intellectual Property, including covenants not to sue and settlement, consent, concurrent use, and co-existence agreements (excluding, in each case of (B) or (C), in-bound licenses for off-the-shelf software requiring, or that required, aggregate payments in excess of $50,000);
(vii)all Contracts under which the Company Group has advanced or loaned money to, guaranteed an amount for the benefit of or made an investment in any other Person;
(viii)all material Contracts that require the consent, notice, or other action by any Person or that would be terminated upon a change of control of the Company Group;
(ix)all Contracts regarding any material indemnification provided to or by the Company Group;
(x)all settlement, conciliation or similar agreements with any Governmental Authority or other Person containing obligations yet to be performed or completed by either or both parties;
(xi)all material partnership agreements or joint venture agreements relating to the Company Group;
(xii)all agreements between or among the Company Group;
(xiii)all pension, profit sharing, option, employee equity purchase or other plan or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise) to employees, former employees or consultants, or any other employee benefit plan or arrangement, severance agreement, programs, policies or arrangements; and

(xiv)all collective bargaining agreements or agreements with any labor organization, union or association to which a member of the Company Group is a party.
(b)Except as set forth in Section 3.09(b) of the Disclosure Schedules, each Material Contract is, and immediately after the Closing will be (on identical terms), legal, valid, binding, enforceable, and in full force and effect in the form delivered to Buyer, except, in each case, as may be limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and (b) applicable Laws and equitable principles governing specific performance, injunctive relief or other equitable remedies. The Company Group is not, and, to the Seller’s Knowledge, no other party is, in breach of or default under any Material Contract, and the Company Group has not received in writing any claim or assertion that any member of the Company Group is in breach of or default under any Material Contract.
(c)No event has occurred or, based on facts presently known to exist, is reasonably anticipated, that, with notice or lapse of time or both, is likely to constitute a material breach or material default, or permit termination, acceleration or modification, under any Material Contract. The completion of the transactions contemplated by this Agreement shall not diminish the rights of any member of the Company Group under any Material Contract, including without limitation by virtue of a direct or indirect change of control of the Company Group, and no approval or consent of any Person is need so that the interest of the Company Group under any Material Contract shall continue to be in full force and effect following the transactions contemplated by this Agreement.

Section 3.10    Title to Assets; Real Property.
(a)The Company Group has good and marketable (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid and enforceable interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. The assets owned and held by the Company Group comprise all of the assets, whether tangible or intangible, real or personal, developed for, related to, necessary for, or used in the conduct of the Company Group’s business as currently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with Law and is in good operating condition and repair (subject to normal wear and tear). All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)those items set forth in Section 3.10(a) of the Disclosure Schedules;
(ii)liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been established in accordance with GAAP;
(iii)easements, rights of way, zoning ordinances and other similar non-monetary Encumbrances affecting Real Property that do not materially impair the value of or interfere with the present uses and occupancy of such Real Property;
(iv)other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; or

(v)other imperfections of title or Encumbrances, if any, that are not material on an individual basis with respect to the applicable Real Property.
(b)Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. The Leases are the only leases affecting the Real Properties. The copies of the Leases made available to Buyer are true, correct and complete in all material respects.

Section 3.11    Intellectual Property.
(a)Section 3.11(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company Group. Except as set forth in Section 3.11(a) of the Disclosure Schedules, the Company Group owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Group Intellectual Property”).
(b)Except as set forth in Section 3.11(b) of the Disclosure Schedules: (i) the Company Group Intellectual Property as currently licensed or used by the Company Group, and the Company Group’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) to Seller’s Knowledge no Person is infringing, misappropriating or otherwise violating any Company Group Intellectual Property. This Section 3.11(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company Group of the Intellectual Property of any other Person.

Section 3.12    Insurance. The Company Group maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that are in form and amount as deemed adequate by the Company Group and as may be additionally required under the terms of any Contract. Section 3.12 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies maintained by the Company Group or with respect to which the Company Group is a named insured or otherwise the beneficiary of coverage as of the date of this Agreement (collectively, the “Insurance Policies”) including coverage amounts, annual premiums, coverage limitations, deductibles applicable to each such policy. Such Insurance Policies are in full force and effect on the date of this Agreement, all premiums due on such Insurance Policies have been paid, and the Company Group is in full compliance with the terms of such Insurance Policies.

Section 3.13    Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no (and, during the five years preceding the date hereof, there have not been any) actions, suits, claims, investigations, inquiries, charges, complaints, audits, proceedings at law or in equity, or any arbitrations or administrative proceedings by or before any Governmental Authority (including without limitation with respect to condemnation, eminent domain or similar proceedings affecting any Real Property) (an “Action”) pending or, to Seller’s Knowledge, threatened against or by any member of the Company Group affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company Group or to Seller’s Knowledge, pending or threatened against or affecting any of the officers, managers or employees of the Company Group with respect to their activities for or on behalf of the Company Group) including without limitation each Real Property. No member of the Company Group is subject to any settlement, award or order involving any Governmental Authority or other Person.
(b)Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by any member of the Company Group or with respect to any Real Property that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(c)Except as set forth in Section 3.13(c) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of the Company Group or any of its properties or assets.

Section 3.14    Compliance With Laws; Permits.
(a)Except as set forth in Section 3.14(a) of the Disclosure Schedules, each member of the Company Group is, and in the past five years has been, in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets (including without limitation each Real Property). In the past five years, no written notices have been received by, and no Actions have been initiated against, the Company or any of its Subsidiaries alleging or pertaining to a violation of any such Laws.
(b)Except as set forth in Section 3.14(b)(i) of the Disclosure Schedules, each member of the Company Group possesses all Permits that are necessary for the operation of the business of each such member of the Company Group as presently conducted, or that are necessary for the lawful ownership of its properties and assets (including without limitation each Real Property) or operation of its facilities. Section 3.14(b)(ii) of the Disclosure Schedules sets forth a list of all of such Permits. In the past five years, no written notices have been received by any member of the Company Group alleging the failure to hold any of the foregoing or any violations in respect thereof. All of such Permits are in good standing and in full force and effect and will be available for use by the Company Group immediately after the Closing.
(c)No member of the Company Group, including their employees, directors, agents or other Persons acting on their behalf, has, directly or indirectly, taken any action that would cause the Company Group to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company Group (collectively with the FCPA, the “Anticorruption Laws”). No member of the Company Group, including their employees, directors, agents or other persons acting on their behalf, has, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by Anticorruption Laws. The Company Group has established and implemented reasonable internal controls and procedures intended to ensure compliance with Anticorruption Laws.

Section 3.15    Environmental Matters. Except as set forth in Section 3.15 of the Disclosure Schedules:
(a)Each member of the Company Group is, and, for the past five (5) years has been in compliance, in all material respects with all Environmental Laws.

(b)Each member of the Company Group has not, and the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(c)The Company Group has obtained and, for the past five (5) years has been in compliance, in all material respects with all Environmental Permits (each of which is disclosed in Section 3.14(b)(ii) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company Group. There is no Environmental Claim pending or, to Seller’s Knowledge, threatened against the Company Group which may impact the applicability or revocation of any Environmental Permit.
(d)There has been no Release of Hazardous Material at, under, from or adversely affecting any Real Property currently owned or operated by the Company Group, nor, to Seller’s Knowledge, is there present at any Real Property currently owned or operated or formerly owned or operated by the Company Group any Hazardous Material, in each case in a quantity or condition that would either (i) require investigation or cleanup under Environmental Law, or (ii) would reasonably be expected to result in material liability to the Company Group under Environmental Law.
(e)None of the Company Group’s current or, to Seller’s Knowledge, prior facility locations is listed, or proposed to be listed, on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System database or the Superfund Enterprise Management System, or on any similar list or database maintained under Environmental Law (collectively, “Environmental Database”). The Company Group has not disposed, transported or arranged for the disposal of Hazardous Material to any property that is listed on any Environmental Database.
(f)The Company Group has not assumed, by contract or operation of Law, any obligation or liability of any third party arising under Environmental Law. Seller has made available to Buyer in the Data Room or otherwise environmental reports with respect to the business or assets of the Company Group or any currently owned, operated or leased Real Property which are in the possession or control of the Seller or any member of the Company Group.

Section 3.16    Employee Benefit Matters.
(a)Section 3.16(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of any member of the Company Group, current or former directors of any member of the Company Group or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any member of the Company Group, or under which any member of the Company Group has any liability for premiums or benefits (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”). With respect to each Benefit Plan, Seller has provided or made available to Buyer the following, as applicable: (i) a copy of the plan document, including any trust agreement, group contract or insurance policy underlying such plan, and, in the case of any Benefit Plan that is not in writing, a summary of the material terms thereof; (ii) the most recent Summary Plan Description and any Summary of Material

Modifications thereto; (iii) the Forms 5500 with all attachments for the last three (3) plan years; (iv) if applicable, the most recent favorable determination or opinion letter from the IRS; (v) all applicable coverage and nondiscrimination testing reports for the last three (3) plan years with respect to each Benefit Plan that is intended to qualify for favorable tax treatment under the Code; (vi) for any Benefit Plan that is funded, a statement of plan assets; and (vii) any material written communications in the last three (3) years to or from the IRS, the U.S. Department of Labor or any other any Governmental Authority with respect to the registration, qualification or compliance of such plan.
(b)Each Benefit Plan and related trust has been operated, administered and funded in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is a “group health plan” (as defined in Code Section 5001(b)(1)) has been maintained and operated in compliance in all material respects with the provisions of Part 6 of Subtitle B of Title I of ERISA and the Patient Protection and Affordable Care Act of 2010, as amended. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All amendments required to maintain each such Benefit Plan’s compliance with applicable Law, including the Economic Growth and Tax Relief Reconciliation Act of 2001, Pension Protection Act of 2006, HEART Act, and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented. Except as set forth in Section 3.16(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Benefit Plan (including summary plan descriptions, Forms 5500, summary annual reports and IRS Forms 1094/1095) have been timely filed or furnished and are accurate in all material respects.
(c)Neither Seller, the Company Group nor any ERISA Affiliate, sponsors, maintains or contributes to any: (i)  Benefit Plan that is subject to Title IV of ERISA or that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii)  “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA. Neither Seller, the Company Group nor any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability imposed under Title IV of ERISA or to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company Group or Buyer under Section 4069 or Section 4212(c) of ERISA.
(d)Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)Except as set forth in Section 3.16(e) of the Disclosure Schedules: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan or fiduciary thereto or against the assets of any such Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority.
(f)Except as set forth in Section 3.16(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(g)No member of the Company Group maintains, sponsors, or administers any Benefit Plan that is a non-qualified deferred compensation plan that would be required to comply with Section 409A of the Code. No member of the Company Group has entered into any contract, agreement or other binding arrangement with any Person that is a service provider to any member of the Company Group to indemnify or otherwise gross-up any payments due any such Person for any Taxes imposed under Code Section 409A or 4999.
(h)With respect to each Benefit Plan: (i) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred; (ii)  no matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Governmental Authority; and (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA), which has resulted or could reasonably be expected to result in Losses to the Company Group or any of its employees.
(i)Mexico Employee Benefits Plans. The Company Group provides the employees of Mexican Subsidiaries the employee benefit plans, programs, policies, agreements and arrangements as are required and in compliance with the Mexican Federal Labor Law and/or the Social Security Law and it regulations (collectively, the “Mexico Employee Benefit Plans”).
(j)Except as provided in Section 3.16(j) of the Disclosure Schedule, there are no pending or threatened claims, charges, actions, suits, complaints or proceedings by or before any Mexican labor board or court, governmental agency, administrative agency or commission brought by or on behalf of any current or former employee or beneficiary alleging a breach or breaches of fiduciary duties or violation of other applicable state, federal or foreign laws with respect to such Mexico Employee Benefit Plans, or otherwise involving the plans, which could result in liability on the part of any member of the Company Group or on the part of a Mexico Employee Benefit Plan under any other law, nor, to the Seller’s Knowledge, is there any basis for such a claim. The Company Group will promptly notify Buyer in writing of any such threatened or pending claim or claims arising between the date hereof and the Closing. The Company Group does not maintain or contribute to (nor has it in the past maintained or contributed to) any post-retirement pension, medical or life insurance plan, program, policy arrangement, or agreement for the benefit of any current or former Mexico employee.

(k)Except as set forth in Section 3.16(k) of the Disclosure Schedule, no policy, plan, program, arrangement, understanding or agreement exists which could result in the payment by the Company Group of money or any other property or rights, or accelerate-or provide any other rights or benefits, to any employee of the Company Group as a result of the sale of the Shares hereunder or consummation of the other transactions contemplated herein.

Section 3.17    Employment Matters.
(a)Except as set forth in Section 3.17(a) of the Disclosure Schedules, no member of the Company Group is a party to, or bound by, any collective bargaining agreement, neutrality agreement, card check agreement, or other agreement with a labor organization or other representative of any of its Employees, nor is any such agreement presently being negotiated. Except as set forth in Section 3.17(a) of the Disclosure Schedules, in the past five (5) years, there has not been, nor, to Seller’s Knowledge, has there been any threat of, nor is there currently existing or pending, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, grievance, labor dispute or other similar labor activity or dispute affecting the Company Group. Except as set forth in Section 3.17(a) of the Disclosure Schedules, there is no charge or complaint alleging an unfair labor practice, or arbitration hearing or award pending against the Company Group, nor has there been any such charge or complaint in the past five (5) years. Except as set forth in Section 3.17(a) of the Disclosure Schedules, no union organizing activities involving any labor organization, including but not limited to any petitions or requests by any labor organization for recognition as the exclusive bargaining representative of any of the Employees of the Company Group, are pending or, to Seller’s Knowledge, threatened against any member of the Company Group.
(b)Each member of the Company Group is in compliance, and for the past five (5) years has been in compliance, in all material respects with all applicable Laws pertaining to employment and employment practices, including those related to, terms and conditions of employment, wages, hours of work and occupational safety and health, equal opportunity, discrimination, harassment, retaliation, disability rights or benefits, leaves of absence, immigration, overtime, employee exemption status, worker classification (including the proper classification of independent contractors), benefits, vacation pay, sick pay, severance and termination pay, plant closings and mass layoffs, collective bargaining, affirmative action, privacy, background checks, drug testing, working conditions, meal and rest periods, contributions to Governmental Authority compensation or benefits funds or programs, commissions, bonuses, unemployment insurance, and workers’ compensation. The Company Group has no liability with respect to (x) the misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (y) the misclassification of an employee as exempt or non-exempt from state or federal overtime Laws. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there is no Action against any member of the Company Group pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator, nor has there been any Action against any member of the Company Group in the past five (5) years, in connection with the employment of any current or former employee, applicant, volunteer, intern, or independent contractor of the Company Group, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, any of the Laws or practices described in this Section 3.17(b), or any other employment related matter arising under applicable Laws.
(c)There are no outstanding decisions, orders, charges, awards, notices or settlements or pending settlements with respect to applicable Laws pertaining to employment and employment practices that place any obligation on the Company Group to do or refrain from doing any act.
(d)All Employees are legally entitled to work in the country in which they are currently employed, including the United States and, to Seller’s Knowledge, all Employees during the past three (3) years were, at the time of their employment, legally entitled to work in the country in which they are currently employed, including the United States.
(e)The Company Group has not engaged in any plant closing or employee layoff activities within the last three (3) years that would violate or in any way implicate the WARN Act or any similar state or local plant closing or mass layoff law.
(f)Except as set forth in Section 3.17(f) of the Disclosure Schedules, to Seller’s Knowledge, no executive, key employee or group of employees of the Company Group has indicated any plans to terminate employment with the Company Group before or after the Closing.
(g)Except as set forth in Section 3.17(g) of the Disclosure Schedules, no entity in the Company Group is party to any contract, agreement, or arrangement with any Employee that (i) restricts the entity’s right to terminate the employment of such Employee without cause or without a specified notice period, or (ii) obligates the entity to pay severance or pay or accelerate any other payments (including acceleration of equity) or benefits to such Employee upon termination of such Employee’s employment with the entity or Buyer.
(h)To Seller’s Knowledge, no officer, director, agent, Employee, consultant, or contractor of the Company Group is bound by any contract, agreement, or arrangement that purports to limit the ability of such officer, director, agent, Employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company Group or (ii) to assign to the Company Group or to any other Person any rights to any invention, improvement, or discovery. To Seller’s Knowledge, no former or current employee is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of the Buyer to conduct the business of the Company Group as heretofore carried on by the Company Group.
(i)Section 3.17(i) of the Disclosure Schedules contains a list of all persons who are employees or independent contractors of the Company Group as of the date hereof with annual compensation (including base pay, commission and bonus) in excess of $100,000, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.17(i) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees or independent contractors of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the accounting records of the Company Group) and there are no outstanding agreements, understandings or commitments of the Company Group with respect to any compensation, commissions or bonuses.

Section 3.18    Principal Customers and Suppliers.
(a)Section 3.18(a)(i) of the Disclosure Schedules contains a true and complete list of the names of the fifteen (15) largest customers, as measured by the revenue received from such customers during the twelve months ended November 30, 2017 (the customers listed on Section 3.18(a)(i) of the Disclosure Schedule shall be referred to herein as a “Material Customer”). Except as set forth on Section 3.18(a)(ii) of the Disclosure Schedules, in the last twelve months, no Material Customer (i) has cancelled, suspended, materially modified or otherwise terminated its relationship with the Company Group, or (ii) has notified the Company Group of its intention to cancel, suspend, materially modify or otherwise terminate its relationship with the Company Group or to materially and adversely change the terms upon which it purchases products from the Company Group.
(b)Section 3.18(b)(i) of the Disclosure Schedules contains a true and complete list of the names and addresses of the ten (10) largest suppliers, as measured by the Company Group’s purchases of products or services during the twelve months ended November 30, 2017 (the suppliers listed on Section 3.18(b)(i) of the Disclosure Schedules shall be referred to herein as a “Material Supplier.”) Except as set forth on Section 3.18(b)(i) of the Disclosure Schedules, in the last twelve months, no Material Supplier (i) has cancelled, suspended, materially modified, or otherwise terminated its relationship with the Company Group, or (ii) has notified the Company Group of its intention to cancel, suspend, materially modify or otherwise terminate its relationship with the Company Group, to materially increase its pricing for the Company Group, to curtail its accommodations, sales or services to the Company Group or to materially and adversely change the terms upon which it sells products or services to the Company Group. There are no current restrictions threatened or reasonably anticipated restrictions, on the supply of products and services to the Company Group. At no time during the two years prior to the date hereof have the sales or other business operations of the Company Group been materially and adversely affected by shortages or availability of products or services necessary to sell the products presently sold by the Company Group.

Section 3.19    Taxes.
(a)Except as set forth in Section 3.19 of the Disclosure Schedules:
(i)The Company is, and has been since the date of formation, a validly electing “S corporation” (an “S Corp”) within the meaning of Section 1361 and 1362 of the Code, and will continue to qualify as an S Corp up to and including the Closing Date. The Subsidiary is, and has been since the date of formation, a validly electing qualified subchapter S subsidiary (an “S Corp Subsidiary”) within the meaning of Section 1361 and 1362 of the Code, and will continue to qualify as an S Corp Subsidiary up to and including the Closing Date.
(ii)The Company Group has timely filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company Group. Such Tax Returns are true, complete and correct in all material respects. The Company Group is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. All material Taxes due and owing by the Company Group have been paid or accrued and are included in accrued expenses.
(iii)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company Group.
(iv)There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company Group.
(v)The Company Group is not a party to any Tax-sharing agreement.

(vi)All material Taxes which the Company Group is obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and paid to the appropriate taxing authority.
(vii)All material Taxes which the Company Group is obligated to pay for all tax periods (or portions thereof) ending on or before the Closing Date (the “Pre-Closing Period”) have been paid or accrued and are included in accrued expenses .
(viii)The Company has never had a permanent establishment in any foreign country, other than its ownership interest in the Mexican Subsidiaries as set forth in Section 3.04 of the Disclosure Schedule, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or participated in an international boycott within the meaning of Section 999 of the Code. The Company has never distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(ix)The Company has never (i) participated, within the meaning of Treasury Regulation Section 1.6011-4, in any “reportable transaction” or “listed transaction” within the meaning of Code Section 6707A, (ii) participated in any “confidential corporate tax shelter” as previously defined by Code Section 6111 and the Treasury Regulations thereunder, or (iii) participated in any “potentially abusive tax shelter” within the meaning of Code Section 6112 and the Treasury Regulations thereunder. The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could reasonably be expected to result, separately, or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(x)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in the Company’s method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” to which the Company is a party described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed by it on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by the Company on or prior to the Closing Date, (iv) prepaid amount received by the Company on or prior to the Closing Date, or (v) pursuant to an election by the Company under Section 108(i) of the Code made prior to the Closing Date. The Company has not requested or received a ruling from any governmental or regulatory authority or signed any legally binding agreement with any governmental or regulatory authority that could reasonably be expected to impact any Tax attribute of or the amount of any Tax due from the Company after the Closing Date.
(xi)The Company will not be liable for any Tax under Section 1374 of the Code in connection with the Section 338(h)(10) Election. The Company has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which such entity’s tax basis for the acquired asset was determined, in whole, or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

Section 3.20    Brokers. Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.21    US Customs. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company’s importation or exportation of materials and products has complied in all material respects, as applicable, with all registration and licensing requirements under the export, trade and sanctions laws and regulations of the United States.

Section 3.22    Mexico Customs. Except as set forth in Section 3.22 of the Disclosure Schedule:
(a)All assets that are physically at the Foam Fab Mexico and/or Foam Fab Queretaro plants were imported in temporary or definitive bases into Mexico or were acquired in Mexico are legally in compliance with Mexican customs law. Temporary assets that were imported in a temporary bases into Mexico that no longer are physically at the Plant, were exported or they legally remained in México.
(b)There are no goods imported under the Maquila IMMEX Program that exceed the legal stay in Mexico.
(c)All goods in Mexico are covered by a customs import documentation (import pediments, import invoices, certificates of origin, permits and any documents required by Mexican customs) or an invoice issued in accordance with Mexican tax laws by a Mexican taxpayer, except as would be immaterial to the Company.
(d)Foam Fab Mexico has: (i) a valid and authorized Manufacture, Maquiladora and Export Services Industry Program (the “Maquila IMMEX Program”) pursuant to and in full compliance with all obligations under the IMMEX Decree (the “Maquila Law”) and any applicable laws and regulations (the Maquila Laws); (ii) timely paid any and all Mexican Taxes (including, without limitation, any import duties and value added taxes) on temporarily imported goods and has all legally required documentation (including importation documentation or Mexican invoices) to evidence the legal holding of any and all assets, raw materials, parts and components or the required legal documentation for goods purchased in Mexico, except in each case as would be immaterial to the Company; (iii) all certificates of origin to claim benefits on the imported goods to claim a preferential duty rate or the exemption provided under any Free Trade Agreement (including NAFTA), except in each case as would be immaterial to the Company; (iv) the certificates of origin that were issued and has the required supporting documentation to certify that the products qualify as originating under the different free trade agreements that Mexico is a part of, except in each case as would be immaterial to the Company; (v) an automated inventory control system Annex 24 and it is in compliance with Mexican customs laws and regulations and such system is current in all respects; (vi) timely paid any and all applicable Taxes related to changes of customs regime of goods; (vii) a valid value added tax certification authorization (Esquema de Certificación de Empresas en su modalidad de IVA/IEPS) and has complied in all material respects with all obligations under such authorization, as well as with the Annex 31; (viii) complied in all material respects with any and all obligations under any import preference program granted; (ix) has timely filed any and all notices and reports with the Mexican Ministry of the Economy in accordance with the Maquila Law and any other applicable Laws, (x) has exported any wastes associated with the materials imported under the Maquila IMMEX Program in a timely manner, paid all Taxes associated with the exportation of such wastes under the Maquila IMMEX Program or has destroyed such wastes in accordance with Maquila Law and other applicable Laws and regulations, (xi) its Maquila IMMEX Program in full force and effect and there is no action or threatened action by any authority to suspend, cancel or revoke the Maquila IMMEX Program or any part thereof; and (xii) has all legal documents evidencing, if applicable, any audit by Mexican tax authorities for any foreign trade matters related to its Maquila IMMEX Program.
(e)Foam Fab Queretaro (i) sells only goods in Mexico that are covered by customs import documentation that complies with Mexican customs law (including valuation of the goods), or with an invoice issued in accordance with Mexican tax laws; (ii) has all legal documents evidencing legal entry of goods that are physically at its facility (product to be sold, machinery and equipment); (iii) all certificates of origin to claim benefits on the imported goods to claim a preferential duty rate or the exemption provided under any Free Trade Agreement (including NAFTA), except in each case as would be immaterial to the Company; (iv) the certificates of origin that were issued and has the required supporting documentation to certify that the products qualify as originating under the different free trade agreements that Mexico is a part of, except in each case as would be immaterial to the Company; (v) has all legal documents evidencing of any audit by the Mexican tax authorities for foreign trade matters.

Section 3.23    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III and ARTICLE IV (including the related portions of the Disclosure Schedules), none of Seller, the Company Group or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Group furnished or made available to Buyer and its Representatives (including the Confidential Information Presentation prepared by Wells Fargo Securities, LLC dated November, 2017 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company Group, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01    Ownership of Shares. Seller is the record and beneficial owner of, and holds good and marketable title free and clear of any and all Encumbrances to, the Shares. Seller has the power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Buyer good and indefeasible title to such Shares, free and clear of any and all Encumbrances. There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding equity interests of any of the Company Group. Upon payment of the Closing Cash Purchase Price to Seller at the Closing, Seller will convey good and marketable title to the Shares, free and clear of all Encumbrances. None of Seller or any of its Affiliates (other than the Company Group) have any assets or are party to any Contracts, in each case used in or related to the Company Group. Seller is not a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Shares.

Section 4.02    Authority; Execution and Delivery; Enforceability. Seller has full power, authority and legal capacity to enter into, execute and deliver this Agreement and the other documents to be delivered hereunder, to perform its obligations under this Agreement and the other documents to be delivered hereunder, and to consummate the transactions contemplated hereunder. The execution, delivery and, subject to the receipt of the approval identified above, performance of this Agreement and the other documents to be delivered hereunder and the consummation of the transactions contemplated hereunder have been duly and validly authorized by all necessary actions of Seller. This Agreement has been, and at Closing the other documents to be delivered hereunder to which Seller is a party, will be duly and validly executed and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03    Litigation. There is no (and, during the five years preceding the date hereof, there have not been any) Action pending, or, to the Seller’s Knowledge, threatened, against the Seller, or any of its properties, assets or rights, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.04    Reliance. Seller has undertaken such investigation and has been provided with and each has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Seller is not relying on any representations or warranties of any nature, express or implied, made by or on behalf of or imputed to, Buyer or any other Person, except as expressly set forth in this Agreement, and any other documents to be delivered hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 5.02 of the Disclosure Schedules.

Section 5.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06    Legal Proceedings. Except as set forth in Section 5.06 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07    Independent Investigation Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company Group for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company Group or any other Person has made any representation or warranty as to Seller, the Company Group or this Agreement, except as expressly set forth in ARTICLE III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in on Section 6.01 of the Disclosure Schedules, in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company Group to: (a) conduct the business of the Company Group in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not cause or permit the Company Group to take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 6.02    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company Group to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company Group; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company Group as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company Group to cooperate with Buyer in its investigation of the Company Group; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Company Group. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to James Hughes or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company Group shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller, the Company Group and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company Group and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03    Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied; provided, however, that if such Schedule Supplement relates to an event or occurrence that occurs after the date hereof and before the Closing, and Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04    Employees; Benefit Plans.

(a)With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Employee who remains employed immediately after the Closing (“Company Group Continuing Employee”) will participate effective as of the Closing, Buyer shall, or shall cause the Company Group to, recognize all service of the Company Group Continuing Employees with the Company Group or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Group Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized (x) to the extent that such recognition would result in a duplication of benefits or such service was not recognized under the corresponding Benefit Plan or (y) for purposes of benefit accruals under any defined benefit plan maintained by Buyer or its Affiliates.
(b)This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Employee or any other Person to any continued employment with the Company Group, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05    Director and Officer Indemnification and Insurance.
(a)From and after the Closing Date, Buyer shall, for a period of not less than six (6) years, cause the Company Group to continue to indemnify, defend and hold harmless, to the same extent as provided in the Company Group’s organizational documents as in effect on the date hereof, the individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company Group, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation with respect to any acts or omissions by them in their capacities as such or taken at the request of the Company Group at any time on or prior to the Closing Date. Buyer agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the organizational documents of the Company Group as currently in effect and any indemnification agreements or arrangements of the Company Group disclosed on Section 3.09(a) of the Disclosure Schedules shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of such Persons unless such modification is required by applicable Law. Buyer shall purchase a directors’ and officers’ liability tail insurance policy (the “Tail Policy”), including for managers and officers of the Company Group, for six (6) years from the Closing Date with respect to matters existing or occurring at or prior to the Closing Date. The cost of such Tail Policy shall be borne solely by Buyer.
(b)The obligations of Buyer and the Company Group under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05.

(c)In the event Buyer, the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company Group, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

Section 6.06    Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect. From and after the consummation of the Closing, each of Seller and its Affiliates (other than the Company Group) agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information. Each of Seller and its Affiliates (other than the Company Group) further agrees to take all commercially reasonable steps (and to cause each of its Affiliates to take all commercially reasonable steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any such Person or any of its respective Affiliates is required by Law to disclose any Confidential Information, such Person shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with applicable Law. Each of the Company, Seller and Buyer acknowledges and agrees that the other parties would be damaged irreparably in the event this Section 6.06 is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Seller agrees that Buyer and the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.06 and to enforce specifically this Section 6.06 and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

Section 6.07    Governmental Approvals and Other Third-party Consents
(a)Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.
(b)Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.07, Buyer agrees to use commercially reasonable and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.
(c)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company Group with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 5.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.08    Books and Records.
(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:
(i)retain the books and records (including personnel files) of the Company Group relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company Group; and
(ii)upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records, subject to Seller’s execution of a confidentiality agreement mutually acceptable to Buyer and Seller.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company Group after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:
(i)retain the books and records (including personnel files) of Seller which relate to the Company Group and its operations for periods prior to the Closing; and
(ii)upon reasonable notice, afford the Representatives of Buyer or the Company Group reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law or result in the waiver of attorney-client privilege.

Section 6.09    Section 338(h)(10) Election, Tax Matters.
(a)The Company and Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”).
(b)Buyer shall prepare and provide to Seller drafts of IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) for the Company and any similar state and local forms at least two (2) Business Days prior to the Closing Date. At the Closing, Seller shall deliver to Buyer three originals of Form 8023 for the Company and any similar state or local forms executed by Seller and such forms shall executed by Buyer on or prior to the Closing Date. The Seller shall retain one executed original, and Buyer shall retain two executed originals, of the fully executed Form 8023 and any similar state or local forms. Buyer shall file one original of the Form 8023 with the IRS and one original of any similar state or local forms with each appropriate Tax authority prior to or on the due date for such filings.
(c)Seller and Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) days following the Closing Date for its approval. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within seventy-five (75) days following the Closing Date, such dispute shall be resolved by an Independent Accountant. The fees and expenses of such Independent Accountant shall be borne equally by Seller and Buyer. Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.05 shall be allocated in a manner consistent with the Allocation Schedule.
(d)After the Closing Date, Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all periods ending on, prior to or after the Closing Date which are due (taking into account extensions) after the Closing Date. To the extent that such Tax Returns relate to periods beginning on or prior to the Closing Date, (a) such Tax Returns shall be prepared in a manner consistent with the Company’s past practices and tax elections, unless Seller otherwise agrees, and (b) if Seller has any potential liability as a former shareholder of the Company and/or under this Agreement with respect to the filing of such Tax Returns, Buyer shall provide Seller with copies of the Tax Returns no later than thirty (30) days prior to the date the Tax Return is due for review and approval. Such approval will not to be unreasonably withheld, delayed or conditioned.
(e)Each party hereto agrees to promptly notify the other party upon receipt of notice of any audit of the Company for any taxable year or period ending prior to or including the Closing Date, and agrees to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes. The parties shall cooperate with each other in the conduct of any audit and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section; provided, that notwithstanding anything herein to the contrary, Seller, in good faith consultation with the Buyer, shall have the right to control and direct the manner and resolution of any audit or other Tax proceeding relating to the Pre-Closing Period other than those relating to the Section 338(h)(10) Election.

Section 6.10    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company Group to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.11    Exclusive Dealing.
(a)During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated pursuant to Section 9.01, and (ii)  three (3) Business Days after all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived in writing if Buyer has failed to consummate the Closing by the end of such three (3) Business Day period, the Seller and Company Group shall not, and shall direct their Affiliates and their respective Representatives to refrain from taking any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in negotiations with, or provide any Confidential Information regarding the Company Group to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any purchase of any of the Shares or substantially all of the assets of the Company Group or any merger, recapitalization or similar transaction involving the Company Group.
(b)Immediately following the execution of this Agreement, Seller and Company Group shall, and shall direct their Representatives, to terminate any existing discussions or negotiations with any Persons, other than Buyer (and its Affiliates and Representatives), concerning any purchase of the Shares or substantially all of the assets of the Company Group or any merger or recapitalization transaction involving the Company Group.

Section 6.12    Public Announcements. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such public announcement may be required by applicable Law or any listing agreement with or rule of any national securities exchange, in which case the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13    Notification of Certain Matters. Seller and Company Group shall promptly notify Buyer of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Seller’s Knowledge, to the knowledge of the Company Group, as applicable, threatened, against Seller or the applicable member of the Company Group, as the case may be; or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in ARTICLE VII not to be satisfied.

Section 6.14    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.15    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne 50% by Buyer and 50% by Seller when due. The party responsible under applicable law for filing any Tax Return with respect to Transaction Taxes shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary and pay its portion of any such Tax).

Section 6.16    Indemnification for Taxes. The Seller shall indemnify, defend and hold Buyer harmless from and against all Losses attributable to (i) any and all Taxes of the Company Group attributable to the Pre-Closing Period to the extent that such taxes were not (x) paid prior to the Closing Date, or (y) accrued on the Closing Date Balance Sheet and taken into account in determining the Working Capital Adjustment, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than a member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

Section 6.17    Release.
(a)Effective as of the Closing Date, Seller (for itself and on behalf of its Affiliates) unconditionally and irrevocably acquits, remises, discharges and forever releases Buyer, each member of the Company Group and their respective past, present and/or future Affiliates, directors, managers, officers, employees, agents, attorneys, members, insurers, successors and/or assigns (collectively, the “Released Parties”), from any and all claims, demands, Liabilities and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of any member of the Company Group and any Released Party from the beginning of time through the Closing Date, it being understood, however, that such release shall not operate to release such Released Party from any rights of Seller under this Agreement and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement, including indemnity obligations, if any, under Section 6.16 and ARTICLE VIII hereof. Seller (for itself and on behalf of its Affiliates) acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE

CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Seller (for itself and on behalf of its Affiliates) acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Seller (for itself and on behalf of its Affiliates) agrees that, effective as of the Closing Date, Seller (for itself and on behalf of its Affiliates) shall waive any such provision. Seller (for itself and on behalf of its Affiliates) further agrees that none of Seller or any of its Affiliates (other than, after the Closing, the Company Group), shall (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims; (ii) participate, assist, or cooperate in any such proceeding; or (iii) encourage, assist and/or solicit any other Person to institute any such proceeding.
(b)Seller hereby agrees that it shall not (and shall cause its Affiliates not to) make any claim for indemnification against Buyer, the Company Group or any of their respective Affiliates by reason of the fact that Seller or any Affiliate of Seller is or was a stockholder, member, director, manager, officer, employee or agent of the Company Group or any of its Affiliates or is or was serving at the request of the Company Group or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any Action, claim or demand brought by any of the Buyer Indemnified Party against Seller pursuant to this Agreement or applicable Law or otherwise, and Seller (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company Group or any of its Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. In no event shall the Company Group or any of its Affiliates have any Liability whatsoever to Seller (or any Affiliate of Seller) for breaches of the representations, warranties, agreements or covenants of Seller or Company Group hereunder, and Seller shall (and shall cause its Affiliates not to) in any event seek contribution from the Company Group or any of its Affiliates in respect of any payments required to be made by Seller pursuant to this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Seller contained in ARTICLE III and ARTICLE IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), except where the failure of such representations and warranties to be true and correct due to an event or occurrence that arises between the date hereof and Closing would not have a Material Adverse Effect.
(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)Buyer shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
(d)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each member of the Company Group certifying the articles of incorporation, bylaws, names and signatures of the officers of each member of the Company Group authorized to sign this Agreement and the other documents to be delivered hereunder.
(e)Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares and all Subsidiary Shares, free and clear of Encumbrances, and in the case of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.
(f)Seller shall have delivered, or caused to be delivered, to Buyer original corporate record books of each member of the Company Group.
(g)Seller shall have delivered to Buyer a non-foreign person affidavit from Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code.
(h)Seller shall have caused to be delivered to Buyer duly executed Payoff Letters from each of the holders of the Funded Outstanding Indebtedness.
(i)Seller shall have delivered to Buyer a non-competition and non-solicitation agreement among Seller and Buyer in the form attached hereto as Exhibit B (the “Non-Competition Agreement”), duly executed by Buyer;
(j)Sellers shall have delivered to Buyer tax balance certificates from; (i) IMSS (Mexican Social Security Institute - Instituto Mexicano de Seguro Social), (ii) INFONAVIT (National Housing Fund - Instituto del Fondo National de Vivienda), SAT (Tax Administration Services - Servicio de Administración Tributaria) and Secretaría de Planeación y Finanzas del Estado de Baja California y Queretaro (Ministry of Planning and Finance for the States of Baja California and Queretaro). Each such certificate to have been issued by the relevant Governmental Authority within thirty (30) days of the Closing.

(k)The Company shall have reached verbal agreements in principal on the terms of employment with James Hughes, Kent Sibley, Mark Sabolcik and Michael Hays consistent with historical levels of compensation.
(l)If any Lease applicable to any leased Real Property requires the landlord’s consent prior to consummating the transaction contemplated by this Agreement, Seller shall have timely obtained such consent and provided a copy thereof to Buyer. If any Lease applicable to any leased Real Property requires notice be provided to the landlord thereunder prior to consummating the transaction contemplated by this Agreement, Seller shall have timely provided such notice in accordance with the provisions of the applicable Lease and shall provide a copy thereof to.
(m)There has been no Material Adverse Effect since the date of this Agreement.
(n)Seller shall deliver to Buyer a written resignation, effective as of the Closing Date, of any and all officer and director positions of the Company Group held by Seller.

Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
(d)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(e)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.
(f)Buyer shall have delivered to Seller cash in an amount equal to the Closing Payment by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Buyer.
(g)Buyer shall have delivered to the Escrow Agent cash in an amount equal to the Escrow Amount by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Escrow Agent in a written notice to Buyer.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall not survive the Closing, provided, however, that: (a) the Fundamental Representations and Warranties shall survive indefinitely; and (b) the representations and warranties in Section 3.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. For the avoidance of doubt, the parties hereby agree and acknowledge that the survival period set forth in this Section 8.01 is a contractual statute of limitations and any claim brought by any Party pursuant to this ARTICLE VIII must be brought or filed prior to the expiration of the survival period.

Section 8.02    Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors and equity holders; and each of them individually (each a “Buyer Indemnified Party”) against, and shall hold any Buyer Indemnified Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:
(a)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(b)(i) all Taxes imposed on or with respect to the Sellers; (ii) all Taxes imposed on or with respect to the Company Group attributable to the Pre-Closing Period as set forth in Section 6.16; (iii) all Transfer Taxes for which Seller is liable under Section 6.15; and (iv) all Taxes attributable to any inaccuracy in or breach of the representations or warranties of Seller in Section 3.19. For the avoidance of doubt, any Taxes resulting from the Section 338(h)(10) Election shall be allocated to a Pre-Closing Period; and
(c)the amounts of any Outstanding Indebtedness or Transaction Payments that are not reflected in the calculation of the Final Cash Purchase Price.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04    Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)The sole and exclusive remedy of any Buyer Indemnified Party for any and all Losses incurred or sustained by, or imposed upon, a Buyer Indemnified Party based upon, arising out of, with respect to or by reason of Section 8.02(a) shall be to make a claim against the R&W Insurance Policy; provided, however, that the foregoing restriction shall not apply to, and Seller shall remain liable to Buyer for, any Losses based upon, arising out of, or with respect to: (i) any inaccuracy or breach of the Fundamental Representations and Warranties; (ii) Seller’s Fraud in accordance with the provisions of this ARTICLE VIII; or (iii) claims under Section 8.02(a), Section 8.02(b), or Section 8.02(c) (collectively, the “Permitted Claims”). In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action against Seller for any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, except for Permitted Claims. Buyer acknowledges and agrees that the provisions of this Section 8.04(a) shall apply regardless of whether: (i) Buyer maintains the R&W Insurance Policy after Closing; (ii) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance; or Buyer makes a claim under the R&W Insurance Policy and such claim is denied by the insurer.
(b)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (including, but not limited to, proceeds from the R&W Insurance Policy) received and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company Group) in respect of any such claim; provided that the amount of such proceeds or payment actually received shall be net of (i) any deductibles for the applicable insurance policies, (ii) any increase in the premium for the applicable insurance policies arising from such Losses and (iii) any other reasonable, documented costs incurred in connection with collecting such proceeds or payment. The Indemnified Party shall not be required to pursue or make a claim under any insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(c)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized in the year in which the Loss arises and increased by any Tax detriment (including loss of asset basis), in each case, as a result of such Loss by the Indemnified Party or the receipt of the indemnification payment.
(d)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except to the extent claimed by a third party.

Section 8.05    Indemnification Procedures.
(a)    If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall have the initial right to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and with counsel elected by the Indemnified Party. The Indemnifying Party shall have the right to participate in the defense of any Third-Party Claim by giving written notice to the Indemnified Party, at the Indemnifying Party’s expense and with the Indemnifying Party’s own counsel, but not the right to assume or control such defense. The Indemnifying Party may assume control of such defense only if the Indemnified Party fails or refuses to defend such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)    Notwithstanding any other provision of this Agreement, in the event the Indemnifying Party is defending the Third-Party Claim, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall have the exclusive right to settle any claim without the consent of the Indemnifying Party.
(c)    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided that (i) Indemnifying Party signs a confidentiality agreement mutually acceptable to both parties, and (ii) the Indemnifying Party is not required to provide information covered by the attorney-client privilege. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07    Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of intentional fraud by any party hereto.

Section 8.08    Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation.

ARTICLE IX
TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by either Buyer or Seller if the Closing Date shall not have occurred by April 18, 2018 (the “Drop Dead Date”); provided, however, that the right to terminate this

Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Drop Dead Date;
(c)by Buyer by written notice to Seller if
(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of Seller contained in this Agreement that would give rise to the failure of any of the conditions set forth in Section 7.01 or Section 7.02 to be satisfied, and such breach, inaccuracy or failure has not been waived by Buyer in writing or cannot be cured by Seller by the Drop Dead Date;
(ii)all of the conditions set forth in ARTICLE VII shall have been satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by Seller of its representations, warranties, covenants or agreements contained herein and other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) and Seller has failed to consummate the transactions contemplated by this Agreement by the date the Closing should have occurred pursuant to Section 2.10; or
(d)by Seller by written notice to Buyer if:
(i)Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of Buyer contained in this Agreement that would give rise to the failure of any of the conditions set forth in Section 7.01 or Section 7.03 to be satisfied, and such breach, inaccuracy or failure has not been waived by Seller or cannot be cured by Buyer by the Drop Dead Date;
(ii)all of the conditions set forth in ARTICLE VII shall have been satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by Buyer of its representations, warranties, covenants or agreements contained herein and other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) and Buyer has failed to consummate the transactions contemplated by this Agreement by the date the Closing should have occurred pursuant to Section 2.10; or
(e)by Buyer or Seller in the event that:
(i)subject to Buyer’s obligations under Section 6.08(b) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and of no further force and effect, and there shall be no liability on the part of any party hereto; provided, however, that the provisions of Section 6.07, ARTICLE X, and this Section 9.02 hereof shall each survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for any willful or intentional breach of the provisions of this Agreement, prior to the termination of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein (including Section 6.14 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and Seller shall pay all amounts payable to Wells Fargo Securities, LLC.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:
9760 East Pinnacle Vista Drive
Scottsdale, AZ 85262

with a copy to:
Gibney, Anthony & Flaherty, LLP
665 Fifth Avenue
New York, NY 10022
Facsimile: (212) 688-8315
E-mail: ksmith@gibney.com
Attention: Kristen W. Smith, Esq.

If to Buyer:
Compass Group Management LLC
Compass Diversified Holdings
2010 Main Street, Suite 1220
Irvine, CA 92614
Facsimile: (949) 333-5034
E-mail: pat@compassequity.com

Attention: Pat Maciariello

with a copy to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, Fourth Floor
Costa Mesa, CA 92626
Facsimile: (714) 428-5935
E-mail: MMcKinnon@sheppardmullin.com
Attention: Michael McKinnon, Esq.

Section 10.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08    No Third-party Beneficiaries. Except as provided in Section 6.05 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS] OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

/s/ Warren F. Florkiewicz
Warren F. Florkiewicz

BUYER:

FFI Compass Inc.,
a Delaware Corporation

By: /s/ Patrick A. Maciariello
Name: Patrick A. Maciariello
Title: President

EXHIBIT A

ESCROW AGREEMENT

EXHIBIT B
NON-COMPETITION AGREEMENT

3